EXHIBIT 99.1

Press Release

Cyber Defense Announces the Release of an Independent
Analyst Report by Wasserman Morris & Co.

ST. PETERSBURG; FL, COLUMBUS, GA--Jan 4, 2007 -- Cyber Defense Systems, Inc. (OTCBB: CYDF), a designer and developer of next-generation unmanned aerial vehicles (UAVs), announces that Wasserman Morris & Co., a New York-based independent investment research firm, has issued a report on the Company. The report is available for review at www.wassermanmorris.com.

About Wasserman Morris & Co.

Wasserman Morris & Co. is an equity research firm providing unbiased research for significantly under-followed small-cap companies. Wasserman Morris & Co. distributes its research to a broad audience of institutional investors seeking information on under-followed small cap stocks. Cyber Defense Systems, Inc. paid $16,500 for one year of research and follow up to Wasserman Morris. Neither the analyst nor Wasserman Morris & Co. own equity or debt securities in Cyber Defense.

About Cyber Defense Systems

Cyber Defense Systems, Inc. (OTCBB: CYDF) (http://www.cduav.com) is designing and building a new generation of UAV’s. Cyber Defense is currently marketing airships and their CyberBug™ UAV’s to various branches of the U.S. government and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations.

Techsphere Systems International, Inc. (“TSI”) (http://www.techsphere.us) is a wholly owned subsidiary of Cyber Defense. TSI, located in Columbus, GA, is a manufacturer of low and mid altitude airships. Together with their teaming companies, Techsphere designs and builds unique airship platforms for use in many areas including surveillance, the military and wireless communications. The current SA 60 spherical airship design holds the world altitude record at over 20,000 feet.

Forward Looking Statements:

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control and those actual results may differ materially from those projected in the forward-looking statements as a result of various factors. [Missing Graphic Reference]

Contact:

Wasserman Morris & Co.
Robert F. Wasserman, CEO
Direct: (212) 382-1484
Toll Free: (888)-382-1484
Fax (212) 382-1485
Mobile (917) 297-4769
rwasserman@wassermanmorris.com
www.wassermanmorris.com

Cyber Defense Systems, Inc.
Techsphere Systems International, Inc.
Billy Robinson
727-577-0878
billy@cduav.com

Osprey Partners
Mike Mulshine
732-292-0982
osprey57@optonline.net